UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 14, 2007

FORTUNE INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

INDIANA
(State of incorporation or organization)

0-19049
(Commission file number)

20-2803889
(I.R.S. Employer
Identification No.)

6402 CORPORATE DRIVE
INDIANAPOLIS, INDIANA 46278
(Address of principal executive offices)

(317) 532-1374
(Registrant’s Telephone Number,
Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

 Effective September 14, 2007, the Board of Directors of Fortune Industries, Inc. (the “Company”) appointed Garth Allred, 44, to the position of Chief Financial Officer of the Company.  Mr. Allred joined the Company on April 13, 2007, when the Company acquired Employer Solutions Group, Inc. (“ESG”) and its related entities.

Prior to the acquisition of ESG by the Company, Mr. Allred served as Chief Financial Officer and Chief Operating Officer of ESG and managed the areas of accounting, financial reporting, treasury management, payroll administration, employee benefits administration, workers compensation administration and IT for ESG. Mr. Allred has been employed by ESG for the past ten years. ESG is part of the Company’s Business Solutions Segment and is a professional employer organization (“PEO”). The Business Solutions Segment is the fastest growing segment of the Company and, on a forward-looking basis, the Company anticipates that the PEO’s comprising the Business Solutions Segment may represent up to fifty five percent (55%) of the Company’s overall revenues.  In addition to his position as Chief Financial Officer of the Company, Mr. Allred will continue in his positions as Chief Financial Officer and Chief Operating Officer of ESG.

Mr. Allred, as a selling shareholder, was a party to the Agreement and Plan of Share Exchange (the “Agreement”) between the Company, the selling shareholders of ESG and ESG’s related entities as more fully described in the Company’s Form 8-K filed on April 19, 2007. Pursuant to the terms of the Agreement, Mr. Allred received $ 1,110,942.63 in cash, 28,605 vested shares of Company stock and 47,681 shares of Company stock that may vest pursuant to certain contingencies set forth in the Agreement.

Mr. Allred will receive an annual salary of $170,000 for his duties as both Chief Financial Officer of the Company and his duties as Chief Financial Officer and Chief Operating Officer of ESG. Additionally, Mr. Allred will receive 10,000 shares of Company stock during each year he serves as Chief Financial Officer of the Company.

Due to Mr. Allred’s appointment, Steve Hise successfully concluded  his duties as Chief Financial Officer of the Company on September 14, 2007 rather than October 31, 2007 as was reported in the Form 8-K filed by the Company on August 20, 2007.

Item 9.01.  Financial Statements and Exhibits.

None

Signatures.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FORTUNE INDUSTRIES, INC.

Date: September 20, 2007	By:	/s/ John F. Fisbeck
John Fisbeck
Chief Executive Officer